EXHIBIT 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
OREXIGEN THERAPEUTICS, INC.
(incorporated on September 12, 2002)
ARTICLE 1
     The name of the corporation is Orexigen Therapeutics, Inc.
ARTICLE 2
     The address of the registered office of the corporation in the State of Delaware is to be located at 1201 North Market Street, P.O. Box 1347, in the City of Wilmington, County of New Castle, Zip Code 19801. The registered agent in charge thereof is Delaware Corporation Organizers, Inc.
ARTICLE 3
     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
ARTICLE 4
     A. Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which this corporation is authorized to issue is Eighty Two Million Nine Hundred Twenty Four Thousand Four Hundred Seventy Four (82,924,474) shares each having a par value of one tenth of one cent ($0.001) per share. Fifty Million (50,000,000) shares shall be Common Stock. Thirty Two Million Nine Hundred Twenty Four Thousand Four Hundred Seventy Four (32,924,474) shares shall be Preferred Stock, of which Nine Million Three Hundred Twenty Two Thousand Thirty Five (9,322,035) shares of the Preferred Stock are designated “Series A Preferred Stock,” Fourteen Million Eight Hundred Thirty Thousand Five Hundred Nine (14,830,509) of the Preferred Stock are designated “Series B Preferred Stock” and Eight Million Seven Hundred Seventy One Thousand Nine Hundred Thirty (8,771,930) are designated as “Series C Preferred Stock.” The Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock are sometimes referred to as the “Preferred Stock.” The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote (voting together as a single class on an as-if-converted basis).
     B. Preferred Stock. The powers, preferences, rights, restrictions, and other matters relating to each series of Preferred Stock are as follows:

          1. Dividends.
               a. The holders of the Preferred Stock, in preference to the holders of Common Stock, shall be entitled to receive in any fiscal year of this corporation, out of any assets legally available therefor, dividends at the rate of eight percent (8%) of the applicable Original Issue Price (as defined herein) per share of Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum payable out of funds legally available therefor. The original issue price of the Series A Preferred Stock shall be $1.18 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Series A Original Issue Price”). The original issue price of the Series B Preferred Stock shall be $2.36 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Series B Original Issue Price”). The original issue price of the Series C Preferred Stock shall be $3.42 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Series C Original Issue Price” and generally, together with the Series A Original Issue Price and the Series B Original Issue Price, the applicable “Original Issue Price”). Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be non-cumulative.
     No dividends (other than those payable solely in the Common Stock of the corporation for which adjustments to the respective Conversion Prices (as defined below) are effected in accordance with Article 4(B)(5)(f) below) shall be paid on any shares of Common Stock of the corporation during any fiscal year of the corporation until the dividends set forth above and dividends at an equal rate on each share of Preferred Stock shall have been paid or declared and set apart during that fiscal year and any prior year in which dividends were declared but remain unpaid.
               b. In the event the corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Preferred Stock were the holders of the number of shares of Common Stock of the corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.
          2. Liquidation Preference
               a. In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the holders of shares of Preferred Stock shall be entitled to receive, on a pari passu basis and prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Common Stock by reason of their ownership thereof, an amount equal to the applicable Original Issue Price for each share of Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) then held by such holder, plus all declared but unpaid dividends on each such share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.
               b. After payment to the holders of the Preferred Stock of the amounts set forth in Article 4(B)(2)(a) above, the entire remaining assets and funds of the corporation legally available for distribution, if any, shall be distributed ratably among the holders of the Common Stock; provided, however, each holder of Preferred Stock shall be entitled to receive, with respect to each share of Preferred Stock, upon such dissolution, liquidation or winding up of this corporation the greater of (i) the amounts set forth in Article 4(B)(2)(a) above with respect to each such share and (ii) the amount such holder would have received with respect to each such share if such holder had converted such share of Preferred Stock into Common Stock immediately prior to such dissolution, liquidation or winding up of this corporation.
               c. Each holder of an outstanding share of Preferred Stock shall be deemed to have consented, for purposes of Section 160 of the General Corporation Law of the Delaware (and, if applicable, Sections 502, 503 and 506 of the California Corporations Code), to distributions made by this corporation in connection with the repurchase of shares of Common Stock at a price per share no greater than cost issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements providing for the right of said repurchase between this corporation and such persons provided that such repurchases are effected in accordance with Article 4(B)(6)(a)(vii) below.
               d. A sale, conveyance or other disposition (in one or a series of related transactions) of all or substantially all of the assets of this corporation, a grant of an exclusive license or other transfer (in one or a series of related transactions) of all or substantially all of the corporation’s intellectual property or a consolidation or merger of this corporation with or into any other entity or entities, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Article 4(B)(2) and shall entitle the holders of the Preferred Stock to receive at the closing of such transaction (and at each date after the closing on which additional amounts (such as earnout payments, escrow amounts and other contingent payments) are paid to stockholders of this corporation) the amount to which they are entitled pursuant to this Article 4(B)(2); provided, however, that a consolidation or merger involving this corporation shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Article 4(B)(2)(d) only if following completion of the transaction, the holders of shares of this corporation immediately prior to the transaction do not continue to own shares which represent a majority of the voting power of the surviving corporation (or if the surviving corporation is a wholly owned subsidiary, its parent) in substantially the same proportions.
               e. Whenever the distribution provided for in this Article 4(B)(2) shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or property. Any securities shall be valued as follows:
                    (i) Freely traded securities:
                         (A) If traded on a securities exchange or through the Nasdaq National Market, the value shall be based on the formula specified in the definitive agreements for the deemed liquidation transaction(s) or if no such formula exists, then the value of such securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the closing;
                              (B) If actively traded over-the-counter but not on the Nasdaq National Market, the value shall be based on the formula specified in the definitive agreements for the deemed liquidation transaction(s) or if no such formula exists, then the value of such securities shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and
                              (C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock, voting together as a separate class and on an as-converted to Common Stock basis.
                         (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i)(A), (B) or (C) above to reflect the approximate fair market value thereof, as mutually determined by the corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock, voting together as a separate class and on an as-converted to Common Stock basis.
                         (iii) In the event the requirements of this Article 4(B)(2) are not complied with, this corporation shall forthwith either:
                              (A) cause such closing to be postponed until such time as the requirements of this Article 4(b)(2) have been complied with; or
                              (B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Article 4(B)(2)(e)(iv) below.
                         (iv) This corporation shall give each holder of record of Preferred Stock written notice of such impending transaction within ten (10) days after the Board of Directors approves such transaction or within ten (10) days after the commencement of any involuntary proceeding, whichever is earlier. Such written notice shall describe the material terms and conditions of the impending transaction and the provisions of this Article 4(B)(2), and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of the Preferred Stock that are entitled to such notice rights or similar notice rights and that represent two-thirds of the voting power of all such outstanding shares of Preferred Stock, voting together as a separate class and on an as-converted to Common Stock basis.
          3. Redemption of Preferred Stock.
               a. This corporation shall not have the right to call or redeem any shares of any series of Preferred Stock at its option. This corporation shall not redeem Series A Preferred Stock prior to redemption of the Series B Preferred Stock.
               b. At any time after the fifth (5th) anniversary of the date on which the first share of Series B Preferred Stock is issued by this corporation, and at the election of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock (together, the “Redeemable Preferred Stock”), voting together as a separate class on an as-converted basis, this corporation shall redeem in three (3) annual installments (each payment date being referred to herein as a “Redemption Date”), each of which Redemption Dates shall be on the dates specified in a written notice from the required holders of Redeemable Preferred Stock (which first Redemption Date shall be no earlier than sixty (60) days after the date of the notice), the number of shares of Redeemable Preferred Stock then outstanding as of the Redemption Date, by paying in cash therefor, the applicable Original Issue Price for each share of Redeemable Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all declared but unpaid dividends on such shares (the “Redemption Price”). The number of shares of each series of Redeemable Preferred Stock that this corporation shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (i) the aggregate number of shares of such series of Redeemable Preferred Stock outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Any redemption of a series of Redeemable Preferred Stock effected pursuant to this Article 4(B)(3)(a) shall be made on a pro rata basis among the holders of such series of Redeemable Preferred Stock in proportion to the aggregate Redemption Price that each such holder of Redeemable Preferred Stock would otherwise be entitled to receive on the applicable Redemption Date. Notwithstanding the provisions of this Article 4(B)(3), this corporation will not be required to redeem shares on any Redemption Date to the extent funds are not legally available. If funds are not legally available to consummate a redemption under this Article 4(B)(3), this corporation shall redeem the maximum number of shares for which funds are legally available and will redeem the remaining shares of Redeemable Preferred Stock as soon as sufficient funds are legally available until the total number of shares that it has redeemed is equal to the total number of shares that it would have redeemed at such time as if it had redeemed in accordance with the provisions of this Article 4(B)(3).
               c. This corporation shall give notice by certified mail, postage prepaid, return receipt requested, to the holders of record of such shares of Redeemable Preferred Stock to be redeemed, such notice to be addressed to each holder at the address shown in this corporation’s records, which notice shall specify the applicable Redemption Date, the number of shares of Redeemable Preferred Stock to be redeemed, the holder to be redeemed and the date on which conversion rights are suspended (which shall not be prior to the day preceding the applicable Redemption Date). Such notice shall be given no more than sixty (60) but no less than thirty (30) days prior to the applicable Redemption Date. On or after the applicable

Redemption Date, each holder shall surrender its or his certificate (or comply with applicable lost certificate provisions) for the number of shares to be redeemed as stated in the notice to this corporation at the place specified in such notice. If less than all of the shares represented by such certificate are redeemed, a new certificate shall forthwith be issued for the unredeemed shares and all conversion rights shall be restored with respect to such unredeemed shares. Provided such notice is duly given, and provided that on the Redemption Date specified there shall be a source of funds legally available for such redemption, then all rights with respect to such shares shall, after the specified Redemption Date, terminate, whether or not said certificates have been surrendered, excepting only in the latter instance the right of the holder to receive the Redemption Price thereof, without interest, upon such surrender (or compliance with lost certificate provisions).
          4. Voting Rights.
               a. Each holder of shares of the Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).
               b. For so long as at least Five Hundred Thousand (500,000) shares of Series A Preferred Stock remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series A Preferred Stock), the holders of a majority of the Series A Preferred Stock, voting together as a separate series on as-converted basis, shall be entitled to elect three (3) members of the Board of Directors at each meeting or pursuant to each consent of the corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. For so long as at least Five Hundred Thousand (500,000) shares of Series B Preferred Stock remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series B Preferred Stock), the holders of a majority of the Series B Preferred Stock, voting together as a separate series on as-converted basis, shall be entitled to elect two (2) members of the Board of Directors at each meeting or pursuant to each consent of the corporation’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director. The holders of a majority of the Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board of Directors at each meeting or pursuant to each consent of the corporation’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director. The holders of a majority of the Common Stock and Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, shall be entitled to elect any remaining member or members of the Board of Directors at each meeting or pursuant to each consent of the corporation’s stockholders for the election of director, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.
          5. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
               a. Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as provided herein.
               b. Conversion of Preferred Stock. Each share of Common Stock to which a holder of Series A Preferred Stock shall be entitled upon conversion of a share of Series A Preferred Stock shall be determined by dividing the Series A Original Issue Price by the Series A Conversion Price (as defined herein) in effect at the time that the certificate is surrendered for conversion. Each share of Common Stock to which a holder of Series B Preferred Stock shall be entitled upon conversion of a share of Series B Preferred Stock shall be determined by dividing the Series B Original Issue Price by the Series B Conversion Price (as defined herein) in effect at the time that the certificate is surrendered for conversion. Each share of Common Stock to which a holder of Series C Preferred Stock shall be entitled upon conversion of a share of Series C Preferred Stock shall be determined by dividing the Series C Original Issue Price by the Series C Conversion Price (as defined herein) in effect at the time that the certificate is surrendered for conversion.
               c. Conversion Price. The conversion price for the Series A Preferred Stock shall initially be $1.18, subject to adjustment as hereinafter provided (the “Series A Conversion Price”). The conversion price for the Series B Preferred Stock shall initially be $2.36, subject to adjustment as hereinafter provided (the “Series B Conversion Price”). The conversion price for the Series C Preferred Stock shall initially be $3.42, subject to adjustment as hereinafter provided (the “Series C Conversion Price”).
               d. Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, upon the earlier to occur of: (i) the date or event specified by written consent or agreement of holders of at least two-thirds of the shares of Preferred Stock then outstanding, voting together as a separate class and on an as-converted to Common Stock basis, or (ii) immediately upon the closing of the sale of the corporation’s Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the “Securities Act”), with aggregate offering proceeds to the corporation (after deduction for underwriters’ discounts and expenses relating to the issuance) of at least $30,000,000 and a public offering price per share that is not less than $6.08 (as adjusted for any stock dividends, stock splits, recapitalizations or the like). Upon the occurrence of either of the events specified in the prior sentence, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to this corporation or its transfer agent; provided, however, that this corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to this corporation or its transfer agent, or the holder notifies this corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to this corporation to indemnify this corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of this corporation or any transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.
               e. Mechanics of Conversion.
                    (i) Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, (or comply with applicable lost certificate provisions) at the office of the corporation or of any transfer agent for such stock, and shall give written notice to the corporation at such office that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock (together with a certificate for any shares of Preferred Stock not converted, if applicable) to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date (i) of surrender of the shares of Preferred Stock to be converted or (ii) specified in Article 4(B)(5)(d), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.
                    (ii) If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.
               f. Adjustments to Conversion Price for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that this corporation at any time shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, without, in each case, a corresponding adjustment to the Preferred Stock, each of the Series A Conversion Price, the Series B Conversion Price and

the Series C Conversion Price prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that this corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.
               g. Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Article 4(B)(5)(f) above or a deemed liquidation transaction(s) referred to in the proviso in Article 4(B)(2)(d) above), each of the Series A Conversion Price, the Series B Conversion Price and the Series C Conversion Price, concurrently with the effectiveness of such reorganization or reclassification, shall be proportionately adjusted so that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of such Preferred Stock immediately before that change.
               h. Adjustments for Issuance of Additional Equity Securities:
                    (i) Special Definitions. For purposes of this Article 4(B)(5)(h), the following definitions shall apply:
                         (A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.
                         (B) “Original Issue Date” shall mean the date on which a share of Series C Preferred Stock was first issued.
                         (C) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.
                         (D) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Article 4(B)(5)(h)(iii) below, deemed to be issued) by the corporation on or after the Original Issue Date, other than shares of Common Stock issued or issuable:
                              (I) upon the conversion of shares of Preferred Stock or as a dividend or distribution on Preferred Stock;
                              (II) pursuant to the acquisition of another corporation or entity by the corporation by way of merger, purchase of all or substantially all of the assets of the other corporation or stock for stock exchange approved by the Board of Directors;

                              (III) to officers, directors or employees of, or consultants to, the corporation or a subsidiary under a stock option or other equity incentive plan or agreement approved by and in a manner determined by the Board of Directors (including stock grants to officers, directors, employees or consultants);
                              (IV) upon the closing of a public offering of the corporation’s securities pursuant to the Securities Act in which all shares of Preferred Stock are automatically converted to Common Stock pursuant to Article 4(B)(5)(d) hereof;
                              (V) by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock for which adjustment is otherwise made pursuant to this Article 4(B)(5); or
                              (VI) Options or Convertible Securities, issued not primarily for equity financing purposes to financial institutions, strategic partners or lessors in connection with commercial credit arrangements, equipment financings, debt financings, strategic partnerships, research and development partnerships, licensing or collaborative arrangements or similar transactions approved by the Board of Directors.
                    (ii) No Adjustment of Conversion Price. No adjustment in the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price shall be made, unless the consideration per share (determined pursuant to Article 4(B)(5)(h)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the corporation is less than the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price, as applicable, in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock.
                    (iii) Issue of Securities Deemed Issue of Additional Shares of Common Stock. If the corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Article 4(B)(5)(h)(v) hereof) of such Additional Shares of Common Stock would be less than the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price, as applicable, in effect on the date of, and immediately prior to, the deemed issuance, or such record date, as the case may be, provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:
                         (A) No further adjustment in the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;
                         (B) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the corporation, or increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (including but not limited to, a change resulting from the anti-dilution provisions thereof (other than as provided for by Article 4(B)(5)(f) or (g) above or this Article 4(B)(5)(h)), each of the Series A Conversion Price, the Series B Conversion Price and the Series C Conversion Price, computed upon the original issue of such Options or Convertible Securities (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;
                         (C) Upon the expiration or termination, as applicable, of any such Options or Convertible Securities, each of the Series A Conversion Price, the Series B Conversion Price and the Series C Conversion Price, if and to the extent adjusted upon the original issuance thereof, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise or conversion of such Options or Convertible Securities, upon the conversion or exchange of such securities or upon the exercise or conversion of the Options or Convertible Securities related to such securities;
                         (D) No readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price to an amount which exceeds the lower of (a) the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price, as applicable, on the original adjustment date for such (as adjusted for stock splits, stock dividends and the like) and (b) the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price, as applicable, that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and
                         (E) If such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustments previously made in the Series A Conversion Price, the Series B Conversion Price and the Series C Conversion Price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter each of the Series A Conversion Price, the Series B Conversion Price and the Series C Conversion Price shall be adjusted pursuant to this Article 4(B)(5)(h)(iii) as of the actual date of their issuance.
                    (iv) Adjustment of the Conversion Price Upon Issuance of Additional Shares of Common Stock. Subject to the provisions of Article 4(B)(5)(h)(ii), in the event the corporation shall at any time on or after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Article 4(B)(5)(h)(iii)), but excluding shares issued as a dividend or distribution or upon a stock split or combination as provided in Article 4(B)(5)(f)), without consideration or for a consideration per share less than the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price, as applicable, in effect on the date of and immediately prior to such issue, then and in such event, the Series A Conversion Price, the Series B Conversion Price and/or the Series C Conversion Price, as applicable, shall be reduced concurrently with such issue to a price (calculated to the nearest cent) determined by multiplying the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price, as applicable, by a fraction, (x) the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Series A Conversion Price, the Series B Conversion Price or Series C Conversion Price, as applicable, and (y) the denominator of which shall be the number of shares of Common Stock Outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For purposes of this Article 4(B)(5)(h)(iv), the term “Common Stock Outstanding” shall mean and include the following: (1) outstanding Common Stock, (2) Common Stock issuable upon conversion of outstanding Preferred Stock, (3) Common Stock issuable upon exercise of outstanding stock options and (4) Common Stock issuable upon exercise of outstanding warrants.
     Notwithstanding the foregoing, neither the Series A Conversion Price, the Series B Conversion Price nor the Series C Conversion Price shall be so reduced at such time if the amount of such reduction would be an amount less than $.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.01 or more.
                    (v) Determination of Consideration. For purposes of this Article 4(B)(5)(h), the consideration received by the corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:
                         (A) Cash and Property. Such consideration shall:
                              (I) insofar as it consists of cash, be computed at the aggregate of cash received by the corporation, excluding amounts paid or payable for accrued interest or accrued dividends;
                              (II) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the corporation; and
                              (III) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors of the corporation.

                                   (B) Options and Convertible Securities. The consideration per share received by the corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Article 4(B)(5)(h)(iii), relating to Options and Convertible Securities, shall be determined by dividing:
(x)	the total amount, if any, received or receivable by the corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(y)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
               i. Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price pursuant to this Article 4(B)(5), the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate executed by the corporation’s President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price, as applicable, at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of each series of Preferred Stock.
               j. Notices of Record Date. In the event that the corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to grant an exclusive license or otherwise transfer all or substantially all of its intellectual property or to liquidate, dissolve or wind up;
     Then, in connection with each such event, unless waived or reduced by holders of at least two-thirds of the Preferred Stock, voting together as a class on an as-converted basis, the corporation shall send to the holders of Preferred Stock: (1) at least twenty (20) days prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and (2) in the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).
               k. Issue Taxes. The corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Preferred Stock pursuant hereto; provided, however, that the corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.
               l. Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.
               m. Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of a series of Preferred Stock by a holder thereof shall be aggregated on a series basis for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the corporation).
               n. Notices. Any notice required by the provisions of this Article 4(B)(5) to be given to the holders of shares of Preferred Stock shall be deemed given when deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the corporation.

          6. Protective Provisions.
               a. So long as at least Two Hundred Fifty Thousand (250,000) shares of Preferred Stock (as adjusted for any stock dividends, combinations, splits or the like with respect to such shares) remain outstanding, the corporation shall not, (whether by reorganization, recapitalization, transfer of assets, consolidation, merger, amendment, dissolution, issuance or sale of securities or any other action) without the vote or written consent by the holders of at least two-thirds of the then outstanding shares of Preferred Stock, voting together as a separate class and on an as-converted to Common Stock basis:
                    (i) Reclassify or authorize or issue, or obligate itself to issue, any other security (including any security convertible into or exercisable for any equity security) having rights, preferences or privileges senior to or on parity with any series of Preferred Stock;
                    (ii) Increase or decrease the authorized number of shares of Preferred Stock (or any series) or Common Stock;
                    (iii) Take any action which would result in a liquidation, dissolution or winding up of the corporation (including any transaction or series of related transactions deemed to be a liquidation, dissolution or winding up if this corporation pursuant to the terms hereof);
                    (iv) Amend the corporation’s Certificate of Incorporation or Bylaws in any way, or take any other action that would change the rights, preferences, privileges or restrictions of the Preferred Stock or any series of Preferred Stock, whether by merger, consolidation, amendment or otherwise;
                    (v) Pay or declare any dividend;
                    (vi) Take any action which would result in the taxation of holders of Preferred Stock under Internal Revenue Code Section 305;
                    (vii) Redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to (i) the repurchase of shares of Common Stock approved by the Board of Directors from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares at no greater than cost upon the termination of employment or other provision of services to this corporation or (ii) the redemption of any share or shares of Preferred Stock in accordance with Article 4(B)(3);
                    (viii) Cause the corporation to acquire, merge or consolidate with or into any corporation, sell or otherwise dispose of all or substantially all of the assets of the corporation, or purchase all or substantially all of the assets, business or property of any corporation or permit any subsidiary to do so;
                    (ix) Amend this Article 4(B)(6); or

                    (x) change the authorized number of directors of the Board of Directors.
               b. The corporation shall not (whether by any reorganization, recapitalization, transfer of assets, consolidation, merger, amendment, dissolution, issuance or sale of securities or any other action, other than a liquidation, dissolution or winding up within the meaning of Article 4(B)(2)) without the vote or written consent by the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting together as a separate series and on an as-converted to Common Stock basis: (i) increase or decrease the authorized number of shares of the Series A Preferred Stock; or (ii) amend the corporation’s Certificate of Incorporation or Bylaws in any way, or take any other action that would adversely affect the rights, preferences, privileges or restrictions of the Series A Preferred Stock.
               c. The corporation shall not (whether by any reorganization, recapitalization, transfer of assets, consolidation, merger, amendment, dissolution, issuance or sale of securities or any other action, other than a liquidation, dissolution or winding up within the meaning of Article 4(B)(2)) without the vote or written consent by the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, voting together as a separate series and on an as-converted to Common Stock basis: (i) increase or decrease the authorized number of shares of the Series B Preferred Stock; or (ii) amend the corporation’s Certificate of Incorporation or Bylaws in any way, or take any other action that would adversely affect the rights, preferences, privileges or restrictions of the Series B Preferred Stock.
               d. The corporation shall not (whether by any reorganization, recapitalization, transfer of assets, consolidation, merger, amendment, dissolution, issuance or sale of securities or any other action, other than a liquidation, dissolution or winding up within the meaning of Article 4(B)(2)) without the vote or written consent by the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, voting together as a separate series and on an as-converted to Common Stock basis: (i) increase or decrease the authorized number of shares of the Series C Preferred Stock; or (ii) amend the corporation’s Certificate of Incorporation or Bylaws in any way, or take any other action that would adversely affect the rights, preferences, privileges or restrictions of the Series C Preferred Stock.
          7. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the corporation by reason of purchase, conversion, redemption or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the corporation shall be authorized to issue. This Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in corporation’s capital stock.
     C. Common Stock.
          1. Dividend Rights. Subject to the prior rights of the holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets or the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

          2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the corporation, the assets of the corporation shall be distributed as provided in Article 4(B)(2) hereof.
          3. Redemption. The Common Stock shall not be redeemable at the option of the holder.
          4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.
ARTICLE 5
     A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director in accordance with and to the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be (including without limitation their heirs, executors and administrators) amended.
     The corporation shall indemnify each of the corporation’s directors and officers in each and every situation where, under Section 145 of the Delaware General Corporation Law, as amended from time to time (“Section 145”), the corporation is permitted or empowered to make such indemnification. The corporation may, in the sole discretion of the Board of Directors of the corporation, indemnify any other person who may be indemnified pursuant to Section 145 to the extent the Board of Directors deems advisable, as permitted by Section 145. The corporation shall promptly make or cause to be made any determination required to be made pursuant to Section 145.
     Any repeal or modification of the foregoing provisions of this Article 5 by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.
ARTICLE 6
     The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.
ARTICLE 7
     Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide. The right to cumulate votes in the election of Directors shall not exist with respect to shares of stock of the corporation.

ARTICLE 8
     Subject to Article 4(B)(6)(a)(x), the number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by, or in the manner provided in, the Bylaws or in an amendment thereof duly adopted by the Board of Directors or by the stockholders or by resolution of the Board of Directors.
ARTICLE 9
     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.
ARTICLE 10
     Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the corporation.
ARTICLE 11
     The corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation which restates and amends, the provisions of the Certificate of Incorporation of the corporation, and which has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and has been executed by its President and Chief Executive Officer this 20th day of November, 2006.

OREXIGEN THERAPEUTICS, INC.
/s/ Gary D. Tollefson M.D., Ph.D.
Gary D. Tollefson, M.D., Ph.D.
President and Chief Executive Officer